Comparison of change in value of $10,000 investment in Dreyfus New York Tax Exempt Intermediate Bond Fund and the Lehman Brothers 7-Year Municipal Bond Index

EXHIBIT A:

                              Lehman
               Dreyfus       Brothers
               New York       7-Year
              Tax Exempt    Municipal
   PERIOD    Intermediate      Bond
              Bond Fund      Index *

  5/31/92      10,000        10,000
  5/31/93      11,122        11,048
  5/31/94      11,468        11,413
  5/31/95      12,275        12,341
  5/31/96      12,707        12,913
  5/31/97      13,612        13,795
  5/31/98      14,735        14,907
  5/31/99      15,288        15,612
  5/31/00      15,151        15,649
  5/31/01      16,850        17,381
  5/31/02      17,754        18,498

* Source: Lehman Brothers